Exhibit 99.1

Contact:	Dolph Baker, Chairman, President and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS FIRST QUARTER FISCAL 2016 RESULTS

JACKSON, Miss. (September 28, 2015)   Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the first quarter of fiscal 2016 ended August 29, 2015.

Net sales for the first quarter of fiscal 2016 were $609.9 million, compared with net sales of $356.9 million for the first quarter of fiscal 2015.  The Company reported net income of $143.0 million, or $2.97 per basic share and $2.95 per diluted share, for the first quarter of fiscal 2016, compared with $27.7 million, or $0.57 per basic and diluted share, for the first quarter of fiscal 2015.

The net income per share numbers for the first quarter of fiscal 2016 and fiscal 2015 reflect the two-for-one stock split for shares of the Company’s common stock and Class A common stock, effective October 31, 2014.

Dolph Baker, chairman, president and chief executive officer of Cal-Maine Foods, Inc., stated, “Our financial and operating results for the first quarter marked a very strong start to fiscal 2016 with record quarterly sales and net income.  Overall sales were up 70.9  percent over the prior year period, as average selling prices for shell eggs spiked to record levels during the first quarter and were up 65.7 percent compared with the same period last year.  Volumes were also up slightly in what is typically our slowest quarter, with total dozen shell eggs sold up 2.8 percent over the first quarter of fiscal 2015.

Baker added, “Our industry is still feeling the effects of the substantial reduction in the national laying hen flock that occurred this past spring related to the Avian Influenza (AI) outbreaks in the upper Midwestern United States.  We believe that egg prices will remain very high until the supply situation returns to more normal levels. While there have been no further reported outbreaks of AI, we continue to closely monitor the situation and are working with egg industry associations and government officials to identify ways to mitigate the risk of future outbreaks.  There have been no positive tests for AI at any of the Cal-Maine Foods locations, however, we have strengthened our biosecurity measures at all of our facilities.

“In spite of the market disruptions, demand trends for eggs from the retail and egg products markets have been favorable throughout the first quarter.  We continue to see strong consumer demand for specialty eggs, and we remain focused on providing our customers with a product mix that meets this demand.  For the first quarter, specialty egg sales, including those sold through co-pack arrangements, accounted for 24.5 percent of our total number of shell eggs sold and 27.1 percent of our shell eggs revenue.  With a full complement of conventional, nutritionally enhanced, cage-free and organic eggs, we are well positioned to capitalize on additional opportunities to market and sell specialty eggs in fiscal 2016.”

Baker continued, “Our operations have run well through the summer months, and we are pleased with our consistent execution as an efficient, low-cost producer. Our operating performance was supported by a 13.4  percent drop in our average feed costs per dozen compared with a year ago, and our overall farm production costs per dozen were 8.0 percent lower than the first quarter of fiscal 2015.  However, these lower costs were offset by the significantly higher prices paid for purchased eggs, increased processing costs, and higher costs for cartons and packaging.  In addition, the Company had higher expenditures related to enhanced biosecurity measures at all locations.  For the first quarter of fiscal 2016, operating income improved to $220.1 million, compared with $41.2 million for the first quarter of fiscal 2015.

“Our expansion projects are moving forward, and our joint venture with Rose Acre Farms in Texas is on schedule for initial flocks to be placed in November 2015.  The additional capacity gained from these initiatives will further support our growth strategy in the year ahead,” said Baker.

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CALM Reports Fourth Quarter and Fiscal 2015 Results

September 28, 2015

For the first quarter of fiscal 2016, Cal-Maine Foods will pay a cash dividend of approximately $0.983 per share to holders of its common and Class A common stock.  Pursuant to Cal-Maine Foods’ variable dividend policy, in each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. No dividends are paid in a quarter for which the Company does not report net income. The amount paid could vary slightly based on the amount of outstanding shares on the record date.  The dividend is payable November 12, 2015, to shareholders of record on October 28, 2015.

Selected operating statistics for the first quarter of fiscal 2016 compared with the prior year periods are shown below:

	13 Weeks Ended
	August 29, 2015	August 30, 2014
Dozen Eggs Sold (000)	258,774	251,684
Dozen Eggs Produced (000)	202,648	192,216
% Specialty Sales (dozens including co-pack)	24.5%	20.8%
% Specialty Sales (dollars including co-pack)	27.1%	29.8%
Net Average Selling Price (dozen)	$ 2.243	$ 1.354
Feed Cost (dozen)	$ 0.419	$ 0.484

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs.  The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry.  These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control.  The factors that could cause actual results to differ materially from those projected in the forward‑looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) risks, changes or obligations that could result from our future acquisition of new flocks or businesses, and (v) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com.  Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate.  Further, the forward‑looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof.  Except as otherwise required by law, we disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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CALM Reports First Quarter Fiscal 2016 Results

September 28, 2015

CAL-MAINE FOODS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

SUMMARY STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended
	August 29, 2015	August 30, 2014
Net sales	$ 609,895	$ 356,944
Gross profit	263,071	81,101
Operating income	220,108	41,163
Other income	549	1,623
Income before income taxes and noncontrolling interest	220,657	42,786
Income before income taxes attributable to Cal-Maine Foods, Inc.	219,590	42,256

Net income	$ 143,023	$ 27,655

Net income per share:
Basic	$ 2.97	$ 0.57
Diluted	$ 2.95	$ 0.57
Weighted average shares outstanding
Basic	48,163	48,130
Diluted	48,498	48,399

SUMMARY BALANCE SHEETS

	5
	August 29, 2015	May 30, 2015
ASSETS
Cash and short-term investments	$ 355,853	$ 258,628
Receivables	184,925	101,977
Inventories	148,591	146,260
Prepaid expenses and other current assets	4,347	2,099
Current assets	693,716	508,964

Property, plant and equipment (net)	363,705	358,790
Other noncurrent assets	78,745	60,899
Total assets	$ 1,136,166	$ 928,653

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$ 134,548	$ 86,193
Current maturities of long-term debt	7,959	10,065
Income taxes payable	76,735	5,288
Deferred income taxes	30,376	30,391
Current liabilities	249,618	131,937

Long-term debt, less current maturities	34,591	40,795
Deferred income taxes and other liabilities	50,425	51,359
Stockholders' equity	801,532	704,562
Total liabilities and stockholders' equity	$ 1,136,166	$ 928,653

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